Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 21, 2017 and July 27, 2016, relating to the financial statements of Microbot Medical Inc. and Microbot Medical Ltd. (respectively), for the years ended December 31, 2016 and 2015 (respectively), included in form 10-k filed with the Securities and Exchange Commission on March 21, 2017. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co. Certified Public Accountants Member of Deloitte Touche Tohmatsu Limited Israel March 31, 2017